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Important Information

FEB 15, 2018

The following is a transcript of the conference call held by LyondellBasell Industries N.V. (“LYB”) and A. Schulman, Inc. (“Schulman”) on Thursday, February 15, 2018.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication may be deemed to be solicitation material in respect of the proposed merger between LYB and Schulman. In connection with the proposed transaction, Schulman plans to file a proxy statement with the Securities and Exchange Commission (“SEC”). SHAREHOLDERS OF SCHULMAN ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT SCHULMAN WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE TRANSACTION. Shareholders and investors will be able to obtain free copies of the proxy statement and other relevant materials (when they become available) and other documents filed by Schulman at the SEC’s web site at www.sec.gov. Copies of the proxy statement (when they become available) and the filings that will be incorporated by reference therein may also be obtained, without charge, from Schulman’s website, aschulman.com, under the heading “Investors” or by contacting Schulman’s Investor Relations at 330-668-7346 or jennifer.beeman@aschulman.com.

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LYB, Schulman, their directors, executive officers and certain employees may be deemed, under SEC rules, to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding LYB’s directors and executive officers is available in its proxy statement filed with the SEC on April 6, 2017. Information regarding Schulman’s directors and executive officers is available in its proxy statement filed with the SEC on October 27, 2017. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC (when they become available). These documents can be obtained free of charge from the sources indicated above.

A. Schulman, Inc. NasdaqGS:SHLM M&A Call Thursday, February 15, 2018 1:45 PM GMT CALL PARTICIPANTS 2 PRESENTATION 3 QUESTION AND ANSWER 6

FEB 15, 2018

Call Participants

EXECUTIVES

Bhavesh V. Patel

Chairman of the Management Board & CEO

David Kinney

Thomas Aebischer

Chief Financial Officer, Executive Vice President and Member of Management Board

ANALYSTS

Arun Shankar Viswanathan

RBC Capital Markets, LLC, Research Division

David L. Begleiter

Deutsche Bank AG, Research Division

Frank Joseph Mitsch

Wells Fargo Securities, LLC, Research Division

Ian Matthew Bennett

BofA Merrill Lynch, Research Division

John Ezekiel E. Roberts

UBS Investment Bank, Research Division

Jonas I. Oxgaard

Sanford C. Bernstein & Co., LLC., Research Division

Kevin William McCarthy

Vertical Research Partners, LLC

P.J. Juvekar

Citigroup Inc, Research Division

Robert Andrew Koort Goldman Sachs Group Inc., Research Division Unknown Analyst

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FEB 15, 2018

Presentation

Operator

Hello, and welcome to the LyondellBasell Teleconference. At the request of LyondellBasell, this conference is being recorded for instant replay purposes. [Operator Instructions] I would now like to turn over the conference to Mr. David Kinney, Director of Investor Relations. Sir, you may begin.

David Kinney

Thank you, Angela. Hello, and welcome to the LyondellBasell teleconference. I’m joined today by Bob Patel, our CEO; and Thomas Aebischer, our CFO. During this call, we will review LyondellBasell’s transaction with A. Schulman. Following our review, we will open the line for your questions.

Before we begin, the discussion, I’d like to point out that the slide presentation that accompanies today’s call is available on our website www.lyb.com. I would also like for you to note that statements made in this call relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based on assumptions of management, which are believed to be a reasonable at the time made and are subject to significant risks and uncertainties. Actual results could differ materially from those forward-looking statements. For more detailed information about the factors that could cause our actual results to differ materially, please refer to the cautionary statements in the presentation slides and our financial reports, which are available at www.lyb.com/investorrelations.

Reconciliations of non-GAAP financial measures to GAAP financial measures, together with any other applicable disclosures, including the press release, are currently available on our website.

Finally, I would like to point out that the recording of this call will be available by telephone beginning at 2:00 p.m. Eastern Time today until March 18 by dialing (800) 879-5513 in The United States and (402) 220-4734 outside The United States. The passcode for both numbers is 4587.

With that being said, I would now like to turn the call over to Bob.

Bhavesh V. Patel

Chairman of the Management Board & CEO

All right, thanks, Dave. Good morning to all and thank you taking time and joining us on such not notice. I’m very pleased to speak with you about our transaction with A. Schulman that we announced earlier this morning. We believe this acquisition will drive significant value for shareholders and create a new platform for growth for LyondellBasell with an aim to provide company an innovative solutions for customers. Before getting into the details, I would like to walk you through today’s agenda. To begin, I’ll provide a brief overview of the terms and rationale for the transaction. Then, we will discuss how the combination builds our new growth platform that extends our reach into attractive markets.

Next, we will demonstrate how the 2 companies’ complementary strengths create a compelling value proposition for our customers, employees and business partners. And as a result, we will outline how the combination will create substantial value for our shareholders.

As we announced earlier this morning in the press release, the structure of the acquisition is relatively straightforward. Slide 5 provides an overview of the terms. LyondellBasell will purchase 100% of A. Schulman’s common stock for $42 per share and assume their outstanding debt and certain other obligations in a transaction that values the company at $2.25 billion. This represents an 8.7% premium from Schulman’s closing price on Wednesday, February 14. We will fund the transaction using cash on hand. Most importantly, our team has identified substantial cost synergies of approximately $150 million that we expect to achieve within 2 years of closing. The transaction value represents a multiple of 11x A. Schulman’s last 12 months pre-synergy adjusted EBITDA and 6.3x post-synergy adjusted EBITDA.

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Consistent with our strict M&A criteria, we expect this transaction will be accretive to earnings by the end of the first year after closing with additional accretion in year 2 and beyond. We believe the path to completion is relatively straightforward with customary regulatory approvals and closing conditions, which we expect to close the acquisition in the second half of 2018. This combination creates a premier platform for creating value across the polymer solutions supply chain, by joining LyondellBasell’s technology, catalyst and polymers, with A. Schulman’s compressive product lines and agile customer solutions for diverse and attractive end-use markets.

On Slide 6, you can see that LyondellBasell’s current participation in providing Advanced Polymer Solutions is largely focused on our leading position in polypropylene components for the automotive market. With almost 3 billion pounds of capacity at our JV and wholly-owned compounding plans, in 18 locations around the world, our current business develops innovative materials for automotive interior, exterior and underhood applications that enable manufacturers to reduce vehicle weight by substituting polyolefin compounds for heavier and higher-cost materials.

Of course, LyondellBasell also supplies the basic polyethylene and polypropylene polymers to customers to supply automotive and other markets. Our current participation in providing complete solutions for plastics converters is largely focused on the automotive market.

Turning to Slide 7. Through our combination with A. Schulman, LyondellBasell expands our presence across the majority of the compounding industry and used segments with a full range of value-added solutions, including colors, powders and master batches. Importantly, we can offer our vertically-integrated solutions to more customers in large and attractive end markets, including packaging and consumer, electronics and appliances, building and construction and agriculture in addition to enhancing our strong presence in automotive. This transaction also extends our participation into engineered polymer compounds and composites as well as our vertically-integrated polyethylene position.

Slide 8 illustrates how the combination will be positioned to compete in the highly-fragmented $65-billion global compounding market. The combined businesses will have access to a majority of end markets in the industry, while demand for master batches, colors and compounds is growing at rates well about GDP.

On Slide 9, we provide a financial snapshot of LyondellBasell’s polypropylene compounding business and A. Schulman on a stand-alone basis and what the combined business will look like before accounting for synergies.

We also outlined the end markets and geographies served by these businesses. As you can see, in addition to creating a leader in the industry, this transaction diversifies and strengthens the balance of LyondellBasell’s market reach and geographic footprint.

On a trailing 12-month basis, the combined business would have generated approximately $4.6 billion of revenue and $450 million of EBITDA. Expected synergies from the combination will significantly enhance our EBITDA to approximately $600 million within 2 years after the close of this transaction. Please keep in mind that these are the cost synergies we expect to deliver, and we have not yet quantified the potential for top line growth that could add another layer of value creation.

On the right and left boxes on Slide 10, we’ve detailed some of the key attributes and capabilities of LyondellBasell’s polypropylene compounding business and A. Schulman prior to the combination. LyondellBasell’s leadership in operational excellence and capabilities to deliver innovative technology, catalyst and polymers through integrated global manufacturing provides a strong foundation for the combined company. A. Schulman also contributes significantly to this combination with the strong and agile customer focus to deliver innovative solutions across our broad and attractive portfolio end markets. Together, this combination creates a powerful Advanced polymer Solutions business.

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We will be vertically-integrated world-class manufacturer, offering innovative and end-to-end customer solutions across a scalable platform and growing end markets.

On Slide 11, I would like to offer a few illustrative examples of the applications for these Advanced Polymer Solutions that will diversify our product offerings. We will be able to expand upon our leading position in automotive compounding with additional applications that utilize polyethylene. While we already provide the basic polyethylene and polypropylene polymers for packaging and consumer, electronics and appliances, building and construction and agriculture applications, we will extend our participation in the value chain by providing the colors and compounds that our customers require.

As shown on Slide 12, we have identified substantial cost synergies relative to the profitability of this business. We expect to capture our run rate of $150 million in annual cost synergies within 2 years of close, driven mainly by reductions in logistics and procurement cost, optimization of corporate and manufacturing functions across both LyondellBasell and Schulman’s assets. Onetime cost to achieve the synergies are estimated at approximately 1.5x the synergies gained. Our estimates are not simply based on industry benchmarks, but instead grounded in extensive due diligence and bottom up into integration planning. Not included in our synergy estimates is approximately $25 million in net interest expense savings on our match-maturity basis relating to returning Schulman’s debt. And as previously mentioned, there is potential for further upside to leverage our complementary capabilities of the combined platform for additional growth.

This acquisition will allow us to generate value across both sides of the combined A. Schulman and LyondellBasell businesses. As previously discussed in other venues, LyondellBasell has been diligently building capabilities for both organic and inorganic growth.

Slide 13 describes our approach to drive results with a dedicated, integration management office, with members focused and accountable for achieving our synergy and integration objectives. We’ve built out are inorganic growth capabilities with the teams that can scale our activities across multiple projects. In the near term, this team will be focused on closing milestones, integration planning and synergy capture as we move beyond closing I’ll be looking forward to sharing with you more of our plans for continued growth of this new business platform.

Turning to Slide 14, you can see how the acquisition of A. Schulman meets both our criteria and strategy for value-driven growth. The transaction leverages LyondellBasell’s strengths and skills to generate substantial value from significant cost-base synergies.

The acquisition meets our hurdles for returns and provides for earnings accretion during the first year.

In summary, Slide 15 shows how this acquisition will create a new platform for growth by combining the complementary strengths of 2 leaders in polymer compounding, end-to-end integration from technology, to catalysts, to polymers, to customer solutions will drive agile innovation to provide a unique value proposition for our customers. This new platform will be a stronger vehicle, on which to build further organic and inorganic growth and create additional value for our shareholders.

With that, I’d like to now open the line for questions.

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FEB 15, 2018

Question and Answer

Operator

[Operator Instructions] Our first question comes from P.J. Juvekar with Citi.

Jonas I. Oxgaard

Sanford C. Bernstein & Co., LLC., Research Division

Question on Slide 9. Your number of sites with polypropylene compounding business are 1/3 that of Schulman. And I think the business is similar in size. So was there a difference in strategy and how do you approach the business, what is what they did?

Bhavesh V. Patel

Chairman of the Management Board & CEO

Well, I think P.J., these are the things we’re going to work through post close and really define our integration plan. And if you look back at where — how Schulman has been built up over the past 2, 3 years, they’ve been a few acquisitions and they’ve been working through integration. So we’re going to look forward to continuing that integration work. And that will be all out of our planning process as we work through work towards day 1.

P.J. Juvekar

Citigroup Inc, Research Division

Okay. And the deal size of $2.2 billion is a small relative to your balance sheet capacity that you’ve talked about. So is this posting acquisition that we should expect?

Bhavesh V. Patel

Chairman of the Management Board & CEO

Well, no. As I’ve talked about in past earnings calls and at our Investor Day, our objective here is to be very value driven, patient, disciplined and think through how our capabilities create value. So you heard me say all of that, and none of that’s changed. I mentioned in my prepared remarks that we have established capability and have identified teams that could potentially execute more than 1 project at a time. So it really depends on opportunities and what creates value. So that hasn’t changed.

Operator

Our next question comes from David Begleiter with Deutsche Bank.

David L. Begleiter

Deutsche Bank AG, Research Division

Bob, just on synergies. Can you any further the breakdown as to where to realized? Whether it’s people or plants et cetera?

Bhavesh V. Patel

Chairman of the Management Board & CEO

Well, we’ve outlined on Page — on Slide 12, the breakdown. Further breakdown will provide as we work through go past day 1 and so on. But again, as I mentioned on the prior question, A. Schulman has built up some acquisitions and so —

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there is lot — in some ways, it’s reminiscent of LyondellBasell in 2010 and ‘11 as we completed the integration of the 2 companies. We want to work through that very diligently. We know how to do that. And I think we’re going to see great strengths on both sides that come together to build a great company. So will provide more detail as we have it and we’re able to share.

David L. Begleiter

Deutsche Bank AG, Research Division

And just on buybacks going forward should. We think there are limited in a very near term? And what is the target and what you borrow at all to fund some buybacks in the interim?

Bhavesh V. Patel

Chairman of the Management Board & CEO

Yes, so our capital allocation strategy really doesn’t change as the result of this transaction. I’ll take you back to our earnings we just had a couple of weeks ago where we talked about our base capital, dividend, organic growth and buybacks being sort of how we deploy our operating cash flow. That won’t change. I did say very clearly in that call that we would not borrow buybacks. And I think you should assume that, that still the case. But if you think about how much cash flow our company generates, I still think we have the full range of options in front of us to create value for shareholders.

Operator

The next question comes from Duffy Fischer with Barclays.

Unknown Analyst

This is Mike on for Duffy. Just with this doubling of your compounding business today, does that change at all? How you think about investing or expanding this business or are the areas of capital investment roughly the same as they’ve been previously?

Bhavesh V. Patel

Chairman of the Management Board & CEO

Yes, our investment priorities don’t really change. But what we like about this transaction is that it diversifies our compounding business and gives us access to the full range of markets rather than just automotive where we had a very strong position. So going forward, we would allocate capital to the new assets much like we due to our existing compounding assets, but meanwhile, we’re still working on other organic projects in our polypropylene business, in our olefins business and those will all continue as well.

Unknown Analyst

Got it. And just following up on P.J.’s question earlier on Slide 9 where you compare your compounding businesses. Besides the manufacturing, it looks like the number of employees and margin are vastly different despite selling similar amounts of pounds. So just trying to understand is that a function of end-market mix of businesses or those kind of areas where you can target with your synergy programs?

Bhavesh V. Patel

Chairman of the Management Board & CEO

Well, those are all the detailed plans that we develop now between now and closing and post day 1. But part of its geography and again, part of it, they’ve been working through some integration, which we will continue. So one of the things that we’ve done — that I did in the past when we did our restructuring in Europe and Asia and the Middle East is that we do bottom up activity-based staffing, and so we’ll look through all of that and be very thoughtful about what’s the type of organization beneath to develop — to deliver value to our customers, ultimately. So we’ll work through it very methodologically and bottom up.

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Operator

Our next question comes from Benson Andrews with Vertical Research partners.

Unknown Analyst

Just a question on how does this change or how should we think about your polypropylene and polyethylene exposure in terms of, you know, you’ll now be shifting some of that product downstream here and does that change the way that your paid? And how does the end products here get priced vis-à-vis the inputs? Is there anything we need to be thinking about along those lines?

Bhavesh V. Patel

Chairman of the Management Board & CEO

No, I mean, Vincent, to me, it’s our lot like how we price olefins internally and different products that where we participate in multiple parts of the value chain. We price based on market, and each part of the value chain has to carry its weight, certainly, to the extent that we can bring forward some of our polyethylene and polypropylene into compounding end uses, which don’t participate today to create unique solutions for our customers, for our new customers, then we will do that. In terms of pricing, it’s of the products themselves, it’s market-based, it’s value and use. And what I’m really excited about is, one of the main things about this transaction is that as you think about lightweighting of vehicles and more plastics become — becoming pervasive intent of everyday life, I think this compounding business is going to be really important in enabling all of that and when you combine sort of our end-to-end innovation capability from basic polymer process all the way through compounding, I think we have — we’ll have a unique platform to deliver unique products, which would be valuable to our customers.

Unknown Analyst

Okay. And then, just as a follow-up. Is there per free cash flow perspective, how do you — how do you think the free cash flow of the total combined business will shake out? How much of the $150 million of synergy should turn into free cash? Is there any sort of working capital opportunity with the acquired business?

Bhavesh V. Patel

Chairman of the Management Board & CEO

I would say most of it will turn into free cash, if not all of it. Because capital — these are in capital-intensive businesses. So we’ll have to kind of work through the planning on that. I did mention earlier in my prepared remarks that the cost to achieve these synergies is about 1.5x. So in the early years, will be early year or 2, that will be sort of dispersed to capture the synergies. But I think we should see boosting cash flow from this acquisition pretty quickly.

Thomas Aebischer

Chief Financial Officer, Executive Vice President and Member of Management Board

I would just like to add as Bob has outlined. On the safety, synergy will turn into additional cash flow, free cash flow and will be equation with respect to network in capital. And when you look at the integration and overlap, we haven’t quantified anything on net working capital, but that’s another area, which we’re definitely going focus to optimize and create additional value.

Operator

Our next question comes from Kevin McCarthy from Vertical Research Partners.

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Kevin William McCarthy

Vertical Research Partners, LLC

Bob, would you comment on the genesis of the deal? Wasn’t it competitive in process and perhaps, you could touch on the timing of it and what precipitated that?

Bhavesh V. Patel

Chairman of the Management Board & CEO

Well, I mean, look, on the other side, I don’t — I can’t really comment on the competitive nature and who’s involved. But we’ve been working very diligently for the past 6 months or so on detailed due diligence and understanding the business. You know that we like our compounding business in the past, and we’ve added to it, we’ve built new plant in China recently. We acquired some Indian assets. So it’s a business that we thought of the platform, and I think this is a unique opportunity to acquire a company that has been — that has great long-term reputation, participates in markets where we don’t participate today. So it makes us really a full-range compounding company rather than one that’s focused primarily on automotive and primarily polypropylene. So it was a chance to build a more full-fledged solutions business, if you will, through this acquisition.

Kevin William McCarthy

Vertical Research Partners, LLC

And second question, Bob, dating back to your Investor Day. You put forth a number of objectives as it relates to M&A and quantified your dry powder. But also a goal of 12% internal rate of return. You’ve provided a lot of pieces of the puzzle this morning, but from your perspective all in all basis, what is the IRR as compared to that benchmark?

Bhavesh V. Patel

Chairman of the Management Board & CEO

This — in our mind, this transaction meets that benchmark and I’m going to push my team to exceed the benchmark.

Operator

Next question comes from Frank Mitsch with Wells Fargo Securities.

Frank Joseph Mitsch

Wells Fargo Securities, LLC, Research Division

So my impression on Schulman is that they were somewhat undermanaged in their ability to go after synergies and their M&A that they had done and there was a reluctance on getting costs out, and in fact, there were some assurances to the target that they would kind of keep things as is and so forth and perhaps weren’t as aggressive in that regard. Are you — are there any constraints in your ability to shut down redundant sites or address overlaps and staffing?

Bhavesh V. Patel

Chairman of the Management Board & CEO

Through our due diligence efforts, we had not uncovered any constraints. I think, again, Frank to me, this is going to be about capturing the best of both and creating a world-class compounding company. And as I mentioned during one of the earlier questions, we’re well aware that the integration process has been ongoing and will continue. And like I said, we’ve done this before and we’ll be very thoughtful about how we go through this. And our aim is to come out on the other side with the premier compounding company, one that spans the entire value chain.

Frank Joseph Mitsch

Wells Fargo Securities, LLC, Research Division

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All right. Great. And just put it into context. Your $241 million of EBITDA in this business in 2017, you guys did a nice job of laying out in your Investor Day what’s the trend, in that business 2011 to 2016. How did that $241 million compare to 2016?

Bhavesh V. Patel

Chairman of the Management Board & CEO

From the Investor Day?

Frank Joseph Mitsch

Wells Fargo Securities, LLC, Research Division

No, I have a good idea as to what your earnings were from 2011 to 2016. I’m just trying to bridge the delta. What was 2016 to 2017 growth for your guys in EBITDA in this business?

Bhavesh V. Patel

Chairman of the Management Board & CEO

Yes, I don’t — Frank, I don’t think we’ve called that out. We did have some earnings growth, but we haven’t called out. But as you know, if you kind of go back to some of the comments we’ve made about building new plants, we actually consistently invest in our compounding business, new capacity each year, and so last year, we started up our brand-new facility in China. We have expansions in Europe. We’ve done expansions in the U.S. So they just told — they’re not as big of a capital expenditure of what we call them out like polyethylene or plant. But this is fast-growing market, and we are adding capacity to meet the needs of a growing market organically every year, and we expect it to continue to do that.

Operator

[Operator Instructions] Our next question comes from Hassan Ahmad from Olympic Global.

Unknown Analyst

Bob, a question about the growth strategy. I know you sort of answered in a few different ways on this call and in the past as well. Just wanted to make absolutely to be sure. So going back to the Analyst Day, you highlighted how — I remember the number correctly, the capacity for M&A could be as high as $18 billion, right? So a bunch of us walked away, thinking may be potentially that could mean a large transformative deal. Now you acquired a company for $2.2 billion, $2.3 billion. So I just wanted to make absolutely, sure: a, is it fair to assume that large transformative deal going forward is off the table? And if that’s the case, should we expect on a go-forward basis for LyondellBasell to sort of continue to invest in quality bolt-ons coupled with returns to cash to shareholders, coupled with some of the organic growth lines that you identified as recently

Bhavesh V. Patel

Chairman of the Management Board & CEO

Yes, so, when we think about the range of opportunities that one might have, there could be smaller bolt-ons even smaller than this up to larger transactions that could be seen as more transformative. And frankly, Hassan, from my standpoint, all of those opportunities, if they’re value creating, we will consider them. If you look at our financial position today, we have — we generate significant amount of free cash flow. We still have all of our balance sheet capacity. It’s really about finding value-creating opportunities that fit our strategy that I think we’ve been very consistent in outlining, whether it’s an Investor Day or other venues, and so we’re going go to continue to work deliberately and thoughtfully through thinking about how we use our financial capacity, if you will, to create value. But there is an expression again of our patience, in our discipline, and really at the end of the day, thinking through how we’re going to create value compared to the current owner and it’s got to fit our strategy. So I mean to me, all options are still on the table.

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Operator

Our next question comes from Steve Byrne from Bank of America.

Unknown Analyst

This is Ian Ben on for Steve. It seems like over the last 5 to 10 years, compounding industry has grown at a much faster rate than the underlying polyolefin and EBITDA margins of the industry have improved quite meaningfully, while capital intensity as well and industry is still quite fragmented. So could you comment a little bit on why the margin structure and growth rates have improved? And anything that would be unique to both the legacy and acquired portfolio in that regard?

Bhavesh V. Patel

Chairman of the Management Board & CEO

Yes. Well, I think you highlighted very well the attractiveness of this industry. And when you couple that with a company like ours that’s basic and probably polyolefins production as well as technology, I think that’s the combination that is somewhat unique in this space that we’re creating today. Why growth rates? I think it’s simply that there’s more — more penetration of plastics and alternate materials in the different things that we touch and use every day from automobiles, to packaging, to infrastructure, and so that’s where I think these compounding businesses have grown at more — at higher rates because of the kind of properties they impart and the ability to either reduce cost or improve performance or both.

Ian Matthew Bennett

BofA Merrill Lynch, Research Division

And could you comment on why the margin structure has improved despite a pretty fragmented industry with low capital intensity?

Bhavesh V. Patel

Chairman of the Management Board & CEO

I think that’s an indication of the value — of the value that these components create, the value and use. It’s compared to what they’re substituting. So there’s enough value for the customer as well as the producer when you create something that is lower cost versus steel, let say. And it achieves, like in an automobile, lightweighting and other attributes, which makes the products for tomorrow.

Operator

And our next question comes from Jonas with Bernstein.

Unknown Analyst

So here when you say you don’t intend to borrow to buy back shares, but back over the summer, you made it very clear, I thought at least, to shareholders that any inorganic acquisitions would be financed by debt. Now you are financing this with cash on hand and saying you’re not going to borrow for buybacks. So I’m trying to reconcile those 2 statements? Can you help me here?

Bhavesh V. Patel

Chairman of the Management Board & CEO

Sure. Well, I mean, I think first of all, in the near term here, it’s really about the size and our current financial position. Jonas, one of the things that’s important for everyone to remember is that we’re going to be opportunistic. And if we see an opportunity to do whatever it is that’s value creating, I think our position allows us to do that. So I don’t know that this is kind of contrary to what we’ve said. Our discussion about use of balance sheet was really about much larger scale M&A. And so maybe, Thomas, if you’d like to add a little bit more in terms of our financial position, please go ahead.

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Thomas Aebischer

Chief Financial Officer, Executive Vice President and Member of Management Board

Yes. Sure. Jonas, as Bob has outlined in his introductory remarks, in the matched-maturity basis, looking at Schulman’s debt portfolio, the financial savings are about $24 million. So on matched-maturity basis, that assumes that would refinance virtually on the maturity basis of the debt portfolio, which we acquired from Schulman. If he pay everything in cash, that saving actually increases — that contribution increases to $49 million additional savings to ourselves. So we obviously have the option to finance this transaction. At the moment, we’ve enough cash on hand available. So it doesn’t really change what we have said to our and what we said during the Investor Day in terms of capital allocation.

Operator

Our next question comes from Bob Koort with Goldman Sachs.

Robert Andrew Koort

Goldman Sachs Group Inc., Research Division

Bob, what do you characterize value out of the product offering here seems contradicted by the lower margins. Can you give us some sense, maybe, with return on capital for Schulman on your own business will be that — would suggest that you’re creating adding more value here than maybe the margin structure suggests?

Bhavesh V. Patel

Chairman of the Management Board & CEO

Well, again, here, I think going to be important to kind of look for all synergies, where we land and frankly, we’ve done a lot of due diligence, but we will work through look through the entire P&L and optimize. So more to come on that, Bob. I think at this moment, you know as well and how we think and it’s real to me about bottom up in terms of costs and thinking through value positioning on the revenue side, and so we will work through that.

Thomas Aebischer

Chief Financial Officer, Executive Vice President and Member of Management Board

As we all know, this is not really a capital-intensive business. So when we look at margin and return on invested capital profile, clearly it will contribute significantly above our cost of capital. And as Bob as outlined, after closing, we will have that discussion in more detail that

Operator

The next question comes from John Roberts with UBS.

John Ezekiel E. Roberts

UBS Investment Bank, Research Division

I don’t know your polypropylene compounding JVs very well. Would any of the minority partners view this as their minority interest the JV interest? And will be there any additional synergies if you were to restructure some of your JV interests around much larger portfolio?

Bhavesh V. Patel

Chairman of the Management Board & CEO

Yes. So our compounding JVs are very small. We included that just what sort of completeness. But they are not as big

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FEB 15, 2018

as our polyolefin JVs that we’ve talked about in the past. And that will be all part of sort of the optimization what that we will do. But we’re quite satisfied with the few JVs that we do have. But they are small and kind of the scale of this new business that we’re going to create.

Operator

And our final question comes from our Arun Viswanathan with RBC Capital Markets.

Arun Shankar Viswanathan

RBC Capital Markets, LLC, Research Division

Maybe just discuss your plans for future growth. You mentioned that this is a platform — what other businesses, would you be looking to add here down the road?

Bhavesh V. Patel

Chairman of the Management Board & CEO

Well, in the case of compounding, I think the focus first and foremost now is going to be about integration and building this platform that we think is possible with this combination. Post that, there could be some bolt-ons or things we can do in compounding. When you step back and look at growth for our company, frankly, nothing has changed. I think this is one of the steps in a potentially multistep process. I mean if we’ve been working on our polypropylene PDH organic growth project that I talked about at the earnings call, and so we’ve — again, we’ve been disciplined, we’ve been focused and we’re thinking through value creation, and I hope that this transaction is an expression of that. We’re very, very value minded and will continue to be.

Okay, that being the last question, let me just offer a couple of closing comments. So first of all, I will thank all the participants joining on such short notice and thanks as always for the great questions. I am personally very excited about this transaction, about the opportunity to combine the strengths of A. Schulman and the strengths of LyondellBasell to create a great company. I have a lot of respect for A. Schulman, their talent, their capabilities in terms of innovation and frankly,, for the combined team, the work will begin now in terms of planning the integration process and methodology working through it to build the company we envision. And to deliver value to our shareholders. So we’ll continue to keep you updated as things develop and look forward to our future conversations. Thank you very much.

OperatorThank you for your participation in today’s conference. Please disconnect at this time.

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